Exhibit 99.1

ARGAN, INC. DECLARES 2017 REGULAR DIVIDEND OF $1.00 PER SHARE AND ANNOUNCES INTENT TO PAY QUARTERLY DIVIDENDS IN 2018

September 14, 2017— ROCKVILLE, MD — Argan, Inc. (NYSE: AGX) today announced that its Board of Directors declared a regular cash dividend in the amount of $1.00 per share of common stock, payable October 31, 2017 to stockholders of record at the close of business on October 20, 2017 with an ex-dividend date of October 19, 2017. In addition, the Company announced that its Board of Directors intends to declare a regular quarterly dividend of $0.25 per share of common stock starting in the first quarter of our fiscal year ending January 31, 2019.

Rainer Bosselmann, Chairman and Chief Executive Officer, commented, “Argan is pleased to announce its continued commitment to paying a regular cash dividend, which was increased to $1.00 this year.  In addition, the continuing successful performance by the power plant project teams of Gemma has convinced the Board to pay a quarterly dividend next fiscal year to reward our stockholders more frequently for their continued support.”

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry including the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns SMC Infrastructure Solutions, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the continued strong performance of our power industry services business; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the Company’s ability to achieve its business strategy while effectively managing costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:

Rainer Bosselmann	David Watson

301.315.0027	301.315.0027